EXHIBIT 5

                                                 EXECUTION VERSION

                           LINE OF CREDIT AGREEMENT

            THIS AGREEMENT (as amended, modified, extended or renewed from time to time, this "Agreement"), dated as of May 24, 2005, between OAK FINANCE INVESTMENTS LIMITED ("Borrower"), a British Virgin Islands company, having its principal place of business at c/o Arias Fabrega & Fabrega Trust Company BVI Ltd., 325 Waterfront Drive, Omar Hodge Building, 2nd Floor, Wickham's Cay, Road Town, Tortola, BVI, the lenders party hereto (collectively, the "Lender") and STONEGATE BANK, having an address at P.O. Box 4678, Fort Lauderdale, Florida 33338-4678, as administrative agent and collateral agent for the Lender (the "Agent").

                             W I T N E S S E T H:

            WHEREAS, Borrower wishes to obtain a non-revolving line of credit from Lender, under the guarantee of the Guarantors, the pledge of certain personal property, the pledge of certain securities and subject to other terms and conditions stated herein, pursuant to which Borrower may make one single draw on the Escrow Closing Date (as hereinafter defined) under such non-revolving line of credit in an aggregate principal amount not to exceed $16,750,000 (the "Line of Credit Amount") in the manner set forth herein; and

            WHEREAS, Lender is willing to extend such uncommitted non-revolving line of credit to Borrower up to the Line of Credit Amount, under the guarantee of the Guarantors, the pledge of certain personal property, the pledge of certain securities and subject to other terms and conditions stated in herein;

            NOW, THEREFORE, in consideration of the foregoing and of the covenants and conditions hereinafter set forth, Borrower and Lender hereby agree as follows:

1. Definitions. Defined terms used herein but not defined herein shall have the meanings ascribed to them in the other Loan Documents. As used herein:

(a) "Accommodation TAC Shares" shall mean, in the aggregate, all shares of common stock or other equity securities of TAC as to which Excalibur has granted to Lender a security interest under the provisions of the Excalibur Pledge Agreement, any other Loan Document or otherwise, and all shares of common stock or other equity securities of TAC as to which Ball has granted to Agent, for the benefit of Lender, a security interest under the provisions of the Ball Pledge Agreement, any other Loan Document or otherwise.

(b) "Advance" shall mean the extension of credit made by Lender to Borrower on the Escrow Closing Date, subject to the terms and conditions of this Agreement, pursuant to, and in the principal amount of, the Line of Credit Amount.

(c) "Affiliate" of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by, or is under common control with such Person. For the purposes of this definition, "controls" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

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(d) "Ball" shall mean Andrew Harry Ball, an individual residing at 51 Baume
Trocade, St. Jean, 83600 Frejus, France as of the Escrow Closing Date.

(e) "Ball Pledge Agreement" shall mean that certain pledge and security agreement entered into by Ball in favor of Lender, substantially in the form of
Exhibit 1E hereto.

(f) "BenTov Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement, dated as of January 21, 2005, between the Borrower and Shmuel BenTov, an individual.

(g) "Borrower Pledge Agreement" shall mean that certain pledge and security agreement entered into by Borrower in favor of Agent, for the benefit of Lender, substantially in the form of Exhibit 1G hereto.

(h) "Business Day" shall mean any day upon which banks located in the State of Florida generally are open to conduct regular banking business.

(i) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, 42 U.S.C. ss.ss.9601 et seq.

(j) "Claims" shall have the meaning set forth in Section 8(g).

(k) "Closing" or "Closings" shall mean the closing of the Advance, and, if applicable, the closing of any subsequent Advances.

(l) [Intentionally Omitted].

(m) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(n) "Collateral" shall mean all collateral described in the Pledge Agreements or any other Loan Document, any and all other property of any obligor of an Obligation now or hereafter in the possession, custody or control of Lender or Agent, and any other property of any obligor now or hereafter subject to a security agreement, mortgage, pledge, assignment or other document granting Agent, for the benefit of Lender, a security interest therein with respect to an Advance hereunder.

(o) "Default" shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

(p) "Default Rate" shall have the meaning ascribed thereto in the Note.


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(q) "Environmental Laws" shall mean a collective reference when and as applicable to (i) CERCLA, (ii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., and (iii) any and all other federal, state and local statutes, laws, rules, ordinances, regulations and executive orders pertaining to environmental matters applicable to Borrower's business and/or properties, as the same may be amended or supplemented from time to time.

(r) "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended from time to time.

(s) "Escrow Account" shall mean the account established under the Escrow Closing Agreement, Account No. 5000260 with Stonegate Bank, as the escrow account under the Escrow Closing Agreement, into which the Advance will be funded on the Escrow Closing Date.

(t) "Escrow Agent" shall mean the Escrow Agent named in the Escrow Closing Agreement.

(u) "Escrow Closing Agreement" shall mean an escrow agreement among Borrower, and Agent, in its capacity as Agent and as escrow agent, substantially in the form of Exhibit 1U hereto.

(v) "Escrow Closing Date" shall mean June 3, 2005, the date on which the conditions set forth in Section 5(a) are fulfilled to the satisfaction of Agent, or waived by Agent, and on which the disbursement of the Advance evidencing such satisfaction or waiver is made into the Escrow Account.

(w) "Escrowed Warrant Shares" shall mean the shares of common stock of TAC issued to Excalibur and Ball on or before the Transaction Closing Date which are subject to the rights of the holders of the Warrants to purchase such shares from Excalibur or Ball, as the case may be.

(x) "Event of Default" shall have the meaning assigned to it in Section 10.

(y) "Excalibur" shall mean Excalibur Investment Group Limited, a British Virgin Islands company.

(z) "Excalibur Guaranty" shall mean that certain absolute, irrevocable and unconditional guaranty, substantially in the form of Exhibit 1Z hereto, guaranteeing the payment and performance of the obligations of Borrower under this Agreement, the Note and the other Loan Documents, executed by Excalibur in favor of Lender on the date hereof, as the same may be amended, modified, extended or renewed from time to time.

(aa) "Excalibur Pledge Agreement" shall mean that certain pledge and security agreement entered into by Excalibur in favor of Agent, for the benefit of Lender, executed on or about even date herewith, substantially in the form of
Exhibit 1AA hereto.

(bb) "Facility" shall mean the non-revolving line of credit extended by Lender hereunder subject to the terms and conditions of this Agreement.

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(cc) "Final Maturity Date" shall mean (i) August 31, 2005, if the Transaction
Closing Date shall not have occurred on or before such date and Borrower shall not have prepaid all interest payable through September 30, 2005 on or before August 29, 2005, (ii) September 30, 2005, if the Transaction Closing Date shall not have occurred on or before such date and Borrower shall have prepaid all interest payable through September 30, 2005 on or before August 29, 2005, or
(iii) the first anniversary of the Escrow Closing Date, if the Transaction Closing Date shall have occurred on or before September 30, 2005.

(dd) "GAAP" shall mean generally accepted accounting principles in the United State of America consistently applied.

(ee) "Governmental Authority" or "Governmental Authorities" shall mean any federal, state, county or municipal governmental agency, board, commission, officer, official or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over Borrower, the Guarantors or the Collateral.

(ff) "Guarantors" shall mean, collectively, Excalibur and the Individual Guarantors (individually, "Guarantor," and collectively "Guarantors").

(gg) "Guaranties" shall mean, collectively, the Excalibur Guaranty, and the Individual Guaranties.

(hh) "Indebtedness" of any Person shall mean (a) all indebtedness and other obligations of such Person for borrowed money or for the deferred purchase price of property or services, (b) all indebtedness evidenced by notes or other similar instruments, (c) the full stated amount of all letters of credit issued for the account of such Person, (d) all capital leases to which such Person is a party, (e) all guarantees and other contingent obligations to which such Person is a party, (e) all indebtedness and other obligations of third parties secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness or other obligation, and (f) all obligations of such Person with respect to interest rate, currency or other derivatives.

(ii) "Indemnified Party" and "Indemnified Parties" shall mean Lender, any of its assignees and participants, and their respective directors, officers, trustees, partners, employees, agents, attorneys and shareholders.

(jj) "Individual Guaranties" shall mean, collectively, those certain absolute, irrevocable and unconditional guaranties, substantially in the form of Exhibit 1JJ hereto, guaranteeing the payment and performance of the obligations of Borrower under this Agreement, the Note and the other Loan Documents, executed by each of the Individual Guarantors in favor of Lender on the date hereof, as the same may be amended, modified, extended or renewed from time to time.

(kk) "Individual Guarantors" shall mean, collectively, Ball, Kishor Jhunjhunwala, an individual residing at P.O. Box 17769, Dubai, United Arab Emirates as of the Escrow Closing Date, and Saurabh Patel, an individual residing at 6 Bittacy Park Avenue, Mill Hill, London NW7 2HA, United Kingdom as of the Escrow Closing Date.

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(ll) "Lien" shall mean, with respect to any asset or other property, any mortgage, lien, pledge, charge, security interest, attachment, option or other encumbrance or adverse claim of any kind in respect of such asset or property, any agreement to grant any of the foregoing with respect to such asset, and the filing of a financing statement or similar recording in any jurisdiction with respect to such asset.

(mm) "Line of Credit Amount" shall have the meaning set forth in the first recital of this Agreement.

(nn) "Loan Documents" shall mean this Agreement, the Note, the Guaranties, the Pledge Agreements, the Warrants, the Escrow Closing Agreement, the Warrant Escrow Agreement, all filings under the Uniform Commercial Code as in effect in any jurisdiction and filings under any other applicable laws in respect of this Agreement, and any other documents or agreements given to Lender by Borrower, the Guarantors, or others in connection with the Facility, in each case as any of the foregoing may from time to time be respectively amended, modified, extended or renewed.

(oo) "Losses" shall have the meaning set forth in Section 8(g).

(pp) "Market Price" means the volume-weighted average price per share of the common stock of TAC on such Trading Day on a Trading Market, as reported by Bloomberg Financial, L.P. (based on a Trading Day from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time), using the AQR Function, for such Trading Day.

(qq) "Maximum Rate" shall have the meaning set forth in Section 15.

(rr) "Note" shall mean, collectively, the promissory notes in the aggregate amount of Sixteen Million Seven Hundred Fifty Thousand Dollars ($16,750,000.00) executed by Borrower on the Escrow Closing Date in favor of Lender evidencing and in connection with the Advance, as the same may be amended, modified, extended or renewed from time to time.

(ss) "Oak TAC Shares" shall mean all shares of common stock or other equity securities of TAC as to which Borrower has granted to Agent, for the benefit of Lender, a security interest under the provisions of the Borrower Pledge Agreement, any other Loan Document or otherwise.

(tt) "Obligations" shall mean all obligations and liabilities of Borrower and the Guarantors to Lender or Agent now or in the future existing under or in connection with this Agreement, the Note, the Guaranties, or any of the other Loan Documents, direct or indirect, absolute or contingent, due or to become due, now or in the future existing, including, without limitation, any payment of principal, interest, fees or expenses due at any time under this Agreement or the Note (including, without limitation, all interest and other amounts that would become due but for the operation of the automatic stay under Section 362(a) of the U.S. federal bankruptcy code).

(uu) "Permits" shall mean material governmental licenses, authorizations, consents, permits and approvals.

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(vv) "Permitted Liens" shall have the meaning set forth in Section 9(a).

(ww) "Person" or "Persons" shall mean any one or more individuals, partnerships, corporations (including a business trust), joint stock companies, limited liability companies, trusts, unincorporated associations, joint ventures or other entities, or a foreign state or political subdivision thereof or any agency of such state of subdivision.

(xx) "Pledge Agreements" shall mean, collectively, the Borrower Pledge Agreement, the Excalibur Pledge Agreement and the Ball Pledge Agreement.

(yy) "Rights" shall have the meaning set forth in the Pledge Agreements.

(zz) "Share Exchange Agreement" shall mean the Share Exchange Agreement, dated as of January 21, 2005, among Vanguard Info-Solutions Corporation, a New Jersey corporation ("Vanguard"), the Vanguard stockholders named therein, the authorized representative named therein, and TAC.

(aaa) "Subsidiary" or "Subsidiaries" of any Person shall mean any other corporation, company, limited liability company, voluntary association, partnership, limited liability partnership, trust, unincorporated organization or other entity of which at least a majority of the outstanding shares of capital stock or other ownership interests ordinarily having, in the absence of contingencies, by the terms thereof voting power to elect a majority of the board of directors or similar governing body of such entity, is at the time directly or indirectly owned or controlled by such Person.

(bbb) "TAC" shall mean The A Consulting Team, Inc., a New York corporation, and its successors and assigns.

(ccc) "TAC Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement, dated as of January 21, 2005, between the Borrower and TAC.

(ddd) "Trading Day" means a day on which the common stock of TAC is traded on a Trading Market.

(eee) "Trading Market" means the following markets or exchanges on which the common stock of TAC is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

(fff) "Transaction Agreements" shall mean, collectively, the Share Exchange Agreement, the TAC Stock Purchase Agreement and the BenTov Stock Purchase Agreement.

(ggg) "Transaction Closing Date" shall mean the date, which shall in no event be later than August 31, 2005, on which the conditions set forth in Section 5(b) are fulfilled by Borrower, or waived by Agent and Lender, and on which the disbursement of the Advance is made from the Escrow Account to the Borrower's account in accordance with Section 2(a)(ii) hereof.

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(hhh) "Transaction Escrow Shares" shall mean the "Escrow Shares", as such term is defined in the Share Exchange Agreement.

(iii) "Warrant Escrow Agreement" shall mean an escrow agreement, dated as of the Transaction Closing Date, among Excalibur, Ball and Agent, in its capacity as Agent and as escrow agent, substantially in the form of Exhibit 1III hereto.

(jjj) "Warrants" shall mean those certain warrants to purchase up to five percent of the fully-diluted common stock of TAC as of the Transaction Closing Date, subject to anti-dilution protections, dated as of the date hereof, and issued by Excalibur and Ball to the Lender, in the form of Exhibit 1JJJ hereto.

2. The Facility.

(a) The Advance.

(i) Lender hereby extends to Borrower a non-revolving line of credit in an amount not to exceed the Line of Credit Amount.

(ii) On the Escrow Closing Date, Lender shall, subject to the terms and conditions of this Agreement, deposit the Advance with the Escrow Agent pursuant to the Escrow Closing Agreement by transfer of the proceeds thereof to the Escrow Account. On the Transaction Closing Date, Agent shall cause the proceeds of the Advance to be released from the Escrow Account and to be delivered to such account as Borrower may specify to Agent for the purpose of purchasing common stock of TAC pursuant to the TAC Stock Purchase Agreement and the BenTov Stock Purchase Agreement and for the other purposes permitted under Section 6(n) hereof.

                  (iii) Borrower hereby grants to Agent, for the benefit of Lender, a lien on, and security interest in, all of Borrower's right, title and interest in and to the Escrow Account and all cash, moneys and instruments therein, and the proceeds (as such term is defined in Article 9 of the Uniform Commercial Code as in effect in the state of New York) as collateral security for the payment of the Obligations. The Escrow Account and all cash, moneys and instruments therein, and the proceeds thereof, constitute Collateral under the Loan Documents.

(b) Advance. Notwithstanding anything to the contrary contained herein, Lender will, subject to the terms and conditions hereinafter set forth, make the Advance to Borrower in the principal amount of sixteen million seven hundred fifty thousand dollars ($16,750,000.00). Borrower represents, warrants and covenants that the proceeds of the Advance shall be used solely as described in
            Section 6(n) hereof.

(c) Disbursement of Advance Proceeds. The proceeds of the Advance, less Lender's closing costs, including Lender's fees of counsel incurred in the preparation and negotiation of the Loan Documents (less the amount of $100,000 heretofore paid by Borrower in respect thereof), incurred prior to the Escrow Closing Date, shall be disbursed to the Escrow Account on the Escrow Closing Date. On the Transaction Closing Date, Agent shall cause the proceeds of the Advance, less Lender's closing costs, including Lender's fees of counsel incurred in the preparation and negotiation of the Loan Documents, incurred after the Escrow Closing Date and prior to the Transaction Closing Date, to be released from the Escrow Account and to be delivered to such account or accounts as Borrower may specify to Agents.

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(d)         Disbursements Irrevocable. The disbursements described in Section
            2(c) may be made, notwithstanding contrary directions from Borrower, and for such purpose Borrower agrees that:

(i) The foregoing constitutes an irrevocable direction or authorization to so disburse the funds (said authorization being coupled with an interest) and no further direction or authorization from Borrower shall be necessary to warrant any such disbursements; and

(ii) All such disbursements shall satisfy the obligations of Lender hereunder as of the date of such disbursement and shall be secured by the Guaranty, the Pledge Agreements and the Collateral as fully as if made by Borrower, regardless of the disposition by the party to whom such disbursements are so made.

(e)         Yield Protection and Illegality.

(i) Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for Lender to make or maintain the Advance hereunder, then Lender shall promptly so notify Borrower, and if the Advance is then outstanding, Borrower shall immediately prepay the Advance on the date reasonably and necessarily specified by Lender in writing as being the last permissible date for such prepayment under applicable laws, rules or regulations, together with interest accrued to the date of prepayment.

(ii) Taxes. All payments of Obligations (as used in this Section 2(e)(ii), "Payments") shall be made free and clear of, and without deduction by reason of, any and all taxes, duties, assessments, withholdings, retentions or other similar charges whatsoever imposed, levied, collected, withheld or assessed by any jurisdiction or any agency or taxing authority thereof or therein (as used in this Section 2(e)(ii), "Taxes"), all of which shall be paid by Borrower for its own account not later than the date when due. If Borrower is required by law to deduct or withhold any Taxes from any Payment, Borrower shall: (A) make such deduction or withholding; (B) pay the amount so deducted or withheld to the appropriate taxing authority not later than the date when due (irrespective of the rate of such deduction or withholding); (C) deliver to Lender promptly and in any event within 30 days after the date on which such Taxes become due, original tax receipts and other evidence satisfactory to Lender, of the payment when due of the full amount of such Taxes; and (D) pay to Lender, forthwith upon any request by Lender therefor from time to time, such additional amounts as may be necessary so that Lender receives, free and clear of all Taxes, the full amount of such Payment stated to be due under this Agreement, the Note or the other Loan Documents as if no such deduction or withholding had been made. Borrower hereby indemnifies Lender against, and holds Lender harmless from, any Taxes and any loss, cost, damage, penalty or expense whatsoever arising from any failure of Borrower to make, or delay in making, any deduction or withholding of Taxes, or its failure to pay when due the amount so deducted or withheld to the appropriate taxation authority or its failure otherwise to comply with the terms and conditions of this Section 2(e)(ii). Determinations and allocations by Lender for purposes of this
            Section 2(e)(ii) shall be conclusive absent manifest error.

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(iii)       Increased Costs.

            (A) If there shall be any change in law, rule or regulation or in the interpretation thereof that: (I) changes the basis of taxation of any amounts payable to Lender, (II) imposes or modifies any reserve, special deposit, deposit insurance or assessment affecting Lender; or (III) imposes any other condition affecting this Agreement or any other Loan Document, or there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining the Advance, then Borrower shall from time to time, upon written demand by Lender setting forth in reasonable detail the explanation for such demand, pay to Lender additional amounts sufficient to compensate for such increased cost.

            (B) Without duplication of Section 2(e)(iii)(A), if Lender, in its reasonable judgment, determines at any time that any change in law, rule or regulation or in the interpretation thereof has or will have the effect of increasing the amount of capital required or expected to be maintained by Lender (which term, for purposes of this Section 2(e)(iii)(B), shall include any corporation controlling Lender) based on the existence of this Facility, then Borrower shall pay to Lender, upon written demand by Lender setting forth in reasonable detail the explanation for such demand, such additional amounts as shall be required to compensate Lender for the increased cost to Lender as a result thereof (which compensation shall include, without limitation, an amount equal to any reduction in return on assets or equity of Lender to a level below that which it could have achieved but for such legal or regulatory change, taking into account Lender's policies as to capital adequacy).

(iv) Determinations. A certificate of Lender as to the applicability of any of the provisions of this Section 2(e) or of any amount payable under this Section 2(e) shall be conclusive and binding, absent manifest error.

            (f) Registration Statement. Borrower agrees to pay to Agent, for the account of Lender, a fee of $167,500, payable in arrears on the last Business Day of each calendar month ending after 120 days after the Transaction Closing Date and during which month a registration statement with respect to all shares of common stock or equity securities of TAC (i) as to which any Person has granted to Lender a security interest under the provisions of any of the Pledge Agreements or otherwise, (ii) which are subject to issuance upon the exercise of the Warrants, in accordance with the terms of the Share Exchange Agreement and the Stock Purchase Agreement regarding such registration, is not effective under the federal securities laws. In connection with the registration of such shares of common stock or equity securities, the foregoing fee shall not be payable if the Lender is required by the rules and regulations of the U.S. Securities and Exchange Commission to furnish to TAC or TAC's representatives information regarding itself, the common stock or equity securities in which the Lender holds an interest and the intended method of disposition of such common stock or equity securities or to execute documents in connection with such registration, and the Lender does not provide such information or execute such documents. The obligations of Borrower, and the Obligations provided for, under this Section 2(f) shall survive payment in full of the Advance.

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            (g) Mandatory Prepayments.

            (i) In the event that the Market Price of TAC common stock is less than $6.50 (subject to adjustments from time to time for stock splits, stock dividends, combinations, and capital reorganizations, as applicable) for any two consecutive Trading Days, then Borrower shall, within two (2) Business Days of the second such consecutive Trading Day, make a prepayment of the principal amount of the Advance in the amount of $1,500,000.00, by wire transfer of $1,500,000.00 in immediately available funds to Agent, for the account of Lender. This prepayment Obligation is in addition to, and not in the stead of, any prepayment for which Borrower is obligated under clauses (ii) or (iii) of this Section 2(g). Amounts prepaid under this clause (i) may not be reborrowed. The prepayment provided for in this clause (i) shall only be required one time. Upon a breach of this Section 2(g)(i) by Borrower resulting in an Event of Default, Agent and Lender may exercise any and all rights and remedies provided for in the other Loan Documents as they relate to Borrower or any Guarantor, including the sale of all Pledged Collateral (as such term is defined in the Pledge Agreements).

            (ii) In the event that the Market Price of TAC common stock is less than $5.50 (subject to adjustments from time to time for stock splits, stock dividends, combinations, and capital reorganizations, as applicable) for any two consecutive Trading Days, then Borrower shall, within two (2) Business Days of the second such consecutive Trading Day, make a prepayment of the principal amount of the Advance in the amount of $2,000,000.00, by wire transfer of $2,000,000.00 in immediately available funds to Agent, for the account of Lender. This prepayment Obligation is in addition to, and not in the stead of, any prepayment for which Borrower is obligated under clauses (i) or (iii) of this Section 2(g). Amounts prepaid under this clause (ii) may not be reborrowed. The prepayment provided for in this clause (ii) shall only be required one time. Upon a breach of this Section 2(g)(ii) by Borrower resulting in an Event of Default, Agent and Lender may exercise any and all rights and remedies provided for in the other Loan Documents as they relate to Borrower or any Guarantor, including the sale of all Pledged Collateral.

            (iii) In the event that the Market Price of TAC common stock is less than $5.00 (subject to adjustments from time to time for stock splits, stock dividends, combinations, and capital reorganizations, as applicable) for any two consecutive Trading Days, then Borrower shall, within two (2) Business Days of the second such consecutive Trading Day, prepay the Obligations in full, by wire transfer of immediately available funds to Agent, for the account of Lender. This prepayment Obligation is in addition to, and not in the stead of, any prepayment for which Borrower is obligated under clauses (i) or (ii) of this
Section 2(g). Amounts prepaid under this clause (iii) may not be reborrowed. Upon a breach of this Section 2(g)(iii) by Borrower resulting in an Event of Default, Agent and Lender may exercise any and all rights and remedies provided for in the other Loan Documents as they relate to Borrower or any Guarantor, including the sale of all Pledged Collateral.

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            (h) Agent's Fee. Borrower shall pay to Agent, for its services rendered to Lender as administrative agent and collateral agent under the Loan Documents, an administration fee of $1,000 per month, payable monthly on the last day of each calendar month commencing May 31, 2005.

            (i) Certain Guarantees. Borrower hereby absolutely, irrevocably and unconditionally guarantees the performance of all agreements of Ball and Excalibur (or their respective heirs, successors and assigns) now or hereafter existing under the Warrants issued by them to any Person in accordance with the Loan Documents. In the event of any failure of Ball or Excalibur to perform when due any obligations under any of the Warrants, Borrower will immediately perform the same at the time, place, funds and manner provided for in the Warrants, without set-off, counterclaim or deduction of any kind. The obligations of Borrower set forth in this Section 2(i) shall survive the termination of this Agreement and the final repayment of the Advance.

3. The Note. The obligation of Borrower to repay all monies advanced by Lender to Borrower in connection with the Facility shall be evidenced by this Agreement and the Note. The Advance shall bear interest at the rate(s) set forth in the Note and shall be payable as provided in the Note with final payment due on the Final Maturity Date, unless accelerated sooner. All of the Obligations, including the obligation to pay principal and interest when due, are secured by the Pledge Agreements and the Guaranties thereunder, and the Collateral. Should the principal of or interest on the Advance become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate per annum specified in the Note during such extension.

4. AGENCY PROVISIONS

            (a) Appointment of Agent. Lender hereby irrevocably appoints Stonegate Bank, in its capacity as Agent, as administrative agent and collateral agent and authorizes Agent to take such action on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

            (b) Agent as Lender. The bank serving as Agent shall have the same rights and powers in its capacity as Lender as any other Lender and may exercise the same as though it were not Agent.

            (c) Duties of Agent. Agent shall not have any duties except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, and (ii) Agent shall not have any duties to take any discretionary actions or exercise any discretionary powers. Agent shall not be liable for any action taken or not taken by it with the consent or at the request of Lender or in the absence of its own gross negligence or willful misconduct.

            (d) Agent Reliance. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Agent also may rely upon any statement made to it orally or on the telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel, independent accountants, and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

            (e) Successor Agent. Subject to the appointment and acceptance of a successor to Agent as provided in this paragraph, Agent may resign at any time by notifying Lender and Borrower. Upon such resignation, Lender shall have the right to appoint a successor Agent. The resigning Agent shall continue to serve as Agent until a successor Agent is appointed. Upon acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After Agent's resignation hereunder, the provisions of this Article shall continue for the benefit of such retiring Agent in respect of actions taken or omitted to be taken by it while it was acting as Agent.

5. Conditions Precedent.

(a) Conditions to Advance. The agreement of Lender to make the Advance hereunder on the Escrow Closing Date is subject to the satisfaction of the following conditions and the receipt by Agent of each of the following documents (other than the Warrants) and the receipt by the Escrow Agent of the Warrants, each of which shall be satisfactory to Agent and Lender in form and substance:

(i) the Note, duly executed;

(ii) this Agreement, duly executed;

(iii) the Guaranties, duly executed;

(iv) the Pledge Agreements, duly executed;

(v) the Warrants, duly executed;

(vi) the Warrant Escrow Agreement, duly executed;

(vii) a statement of financial condition of the Borrower and each of the Guarantors, in each case as of March 31, 2005;

(viii) UCC-1 financing statements required to evidence or perfect Agent and Lender's security interests in the Collateral granted on the Escrow Closing Date for filing in all relevant jurisdictions;

(ix) certificates, duly executed by the Borrower and each of the Guarantors, addressed to Agent and dated as of the date of the Advance and representing that since March 31, 2005 there has been no material adverse change in the business, results of operations or financial condition of the Borrower or such Guarantor, as the case may be;

(x) evidence of a search of the public records which discloses no conditional sales contracts, chattel mortgages, leases of personalty, financing statements or title retention agreements filed or recorded against Borrower or the Guarantors or the Collateral, except for Permitted Liens;

(xi) a copy of the memorandum and articles of association of each of Borrower and Excalibur, and all amendments thereto, certified as of a recent date by the appropriate governmental official, if applicable, and certified by a director or authorized signatory of Borrower and of Excalibur, as the case may be, to the effect that such documents or instruments have not been amended since such date;

(xii) resolutions of Borrower and Excalibur authorizing the transactions or authorizing the entering into of any Loan Documents to be entered into by Borrower or Excalibur in connection with this Agreement, and certified by a director or authorized signatory of Borrower and of Excalibur, as the case may be;

(xiii) opinions of BVI and New York legal counsel to Borrower and the legal counsel to each of the Guarantors, in form satisfactory to Lender in Lender's complete discretion;

(xiv) evidence of the appointment of CT Corporation as agent in the State of New York to accept service of process on behalf of Borrower and Guarantors, pursuant to the requirements of the Loan Documents;

(xv) the Escrow Closing Agreement shall have been executed and delivered, and the Escrow Account shall have been established pursuant to the terms of the Escrow Agreement;

(xvi) receipt by Lender of all amounts due in respect of the commitment fee in the amount previously agreed upon between Lender and Borrower.

(xvii) delivery by the Borrower to the Lender of a completed and executed Federal Reserve Form U-1 demonstrating compliance of the Advance with Regulation U of the Board of Governors of the Federal Reserve System;

(xviii) Borrower, TAC and Agent, on behalf of Lender, shall have entered into an agreement, in form and substance satisfactory to Lender in its sole discretion, providing that the rights of Borrower to acquire an additional 625,000 shares of TAC pursuant to Section 2.5 of the TAC Stock Purchase Agreement, if not exercised on or before the third Business Day preceding the 120th day after the Transaction Closing Date (or such earlier day, at the option of the Borrower), shall be, and shall be deemed, assigned to Lender, with the consent of TAC and without further act of any party, and Lender may exercise such rights on or before the 120th day after closing of the TAC Stock Purchase Agreement; and

(xix) such other agreements, certificates or other documents as Lender may reasonably request.

(b) Conditions to Occurrence of Transaction Closing Date. The release of the Advance from the Escrow Account on the Transaction Closing Date is subject to the satisfaction of the following conditions and the receipt by the Escrow Agent and the Agent of each of the following documents:

(i) a certificate of Borrower stating, or other evidence acceptable to the Lender in its sole discretion, that each of the Transaction Agreements shall have been consummated in accordance with their respective terms and applicable law, subject only to payment of proceeds of the Advance;

(ii) receipt by Agent, as secured party, of all certificates evidencing common stock or other equity interests or securities constituting Collateral under any of the Pledge Agreements or other Loan Documents, together with appropriate stock powers or assignments duly executed in blank;

(iii) written consent of the parties to the Transaction Agreements , other than Excalibur, Ball and Borrower, to the pledge under the Pledge Agreements of the respective interests of Excalibur, Ball and Borrower to Agent, for the benefit of Lender, as security for the Obligations;

(iv) the Warrants and the Warrant Escrow Agreement shall be dated and delivered to the holders of the Warrants, and the Escrowed Warrant Shares shall have been deposited into escrow with the escrow agent under the Warrant Escrow Agreement;

(v) a certificate of Borrower stating that no Default or Event of Default shall have occurred and be continuing hereunder, certified by a director or authorized signatory of Borrower;

(vi) a certificate of Borrower stating that the representations and warranties made hereunder and in all the Loan Documents are true and correct in all material respects as if having been made on the Transaction Closing Date, certified by a director or authorized signatory of Borrower;

(vii) opinions of BVI and New York legal counsel to Borrower and the legal counsel to each of the Guarantors, and legal counsel in England, France and the United Arab Emirates, substantially in the form of Exhibit 5(b)(vii);

(viii) Borrower or TAC shall have obtained "key man" life insurance policies, at Borrower or TAC's expense and naming Agent and Lender as beneficiaries, for Donald Kovalevich in his capacity as chief executive officer of TAC and for Richard Falcone in his capacity as chief financial officer of TAC, in the benefit amount of $5,000,000 for each of Donald Kovalevich and Richard Falcone; and

(ix) such other agreements, certificates or other documents as Lender may reasonably request in order to effectuate the transactions contemplated by the Loan Documents in light of events or conditions occurring during the passage of time between the Escrow Closing Date and the Transaction Closing Date, including evidence that the fee of Raj Agarwal identified in Section 6(q) hereof shall have been paid on or prior to the Transaction Closing Date.

6. Representations and Warranties of Borrower. To induce Lender to make the Advance pursuant to this Agreement and to provide the Facility, Borrower hereby represents and warrants to Lender as follows, as of the date hereof and as of the date of the Advance:

(a) Borrower is a company, duly organized under the laws of its jurisdiction of formation and validly existing in good standing under the laws of the British Virgin Islands and in all jurisdictions in which it is required to be in good standing, and has all requisite power and authority and legal right to own its property and to carry on its business as it is now being conducted, and Borrower has all requisite power and authority and legal right to enter into this Agreement and the other Loan Documents entered into by it and to perform all of its obligations hereunder and thereunder. Borrower has no Subsidiaries. Schedule 6(a) sets forth the capitalization of Borrower and identifies the name and address of every Person owning any equity interests, or right to acquire any equity interests, in Borrower.

(b) Borrower possesses all Permits and owns or has unrestricted right to use, without conflict with the rights of others, all property purported to be owned by Borrower, necessary for the operation of its business as now conducted or as proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

(c) The execution and delivery by Borrower of any of the Loan Documents to which it is a party, and the performance of its obligations thereunder, have been duly authorized by all necessary action, and do not and will not: (i) require any further action, consent or approval on the part of Borrower; (ii) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower, or the organizational documents of Borrower; or (iii) result in any breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which Borrower or its properties may be bound or affected, and Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

(d) The Loan Documents entered into by Borrower have been duly executed and delivered by Borrower and are legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to the effect of (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights in general (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

(e) There is no material action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, governmental instrumentality, public board or arbitrator pending or threatened against or affecting Borrower or any of its properties or rights, wherein an unfavorable decision, ruling or finding would (i) to the extent not covered by insurance as to which the insurer has not disclaimed coverage, result in any material adverse change in the financial condition, business, properties or operations of Borrower; (ii) materially or adversely affect the transactions evidenced by the Loan Documents; (iii) materially impair the right of Borrower to carry on its business substantially as now conducted; or (iv) adversely affect the validity or enforceability of the Loan Documents or have a material adverse effect on Lender.

(f) Borrower is in compliance with all laws applicable to Borrower or its properties or assets.

(g) Borrower is a pre-existing company and has not been created as a vehicle to obtain the Advance. The proceeds of the Advance will be used by Borrower for the purposes set forth in Section 6(n) in connection with the operation of Borrower's business, and the proceeds of the Advance will not be paid over or diverted by Borrower to any member, manager, officer, director or shareholder of Borrower, any Guarantor or any other person other than as agreed upon in Section 6(n).

(h) There has been no material adverse change in the condition, financial or otherwise, of Borrower since December 31, 2004.

(i) Borrower has good and marketable title to all of its properties and assets, and such properties and assets are free and clear of all Liens other than Permitted Liens.

(j) Borrower has filed all federal, state and other income or franchise tax returns which are required to be filed or have received a valid extension and have paid all taxes due or which may become due pursuant to such returns or pursuant to any assessment received by it.

(k) All timely authorizations, permits, approvals and consents of Governmental Authorities which may be required in connection with the valid execution and delivery of this Agreement and the other Loan Documents and the carrying out or performance of any of the activities or transactions required or contemplated hereunder or thereunder have been obtained (and remain in full force and effect).

(l) All statements of financial condition, information and other financial data furnished by Borrower to Lender in connection with this Agreement (i) were true, correct and complete in all material respects, as of the date of said statements of financial condition, information and other data and (ii) such statements of financial condition present fairly the financial condition of the Borrower at the respective dates thereof.

(m) Borrower's assets, at a fair valuation, exceed Borrower's liabilities (including, without limitation, contingent liabilities). Borrower is paying its debts as they become due and Borrower anticipates the continuing ability to pay its debts as they become due. Borrower has capital and assets sufficient to carry on its business.

(n) Proceeds from the Advance shall be used solely (i) to purchase common stock of TAC pursuant to the TAC Stock Purchase Agreement and the BenTov Stock Purchase Agreement, (ii) to pay the fees and expenses required to be paid to or on behalf of Lender in connection with the Advance, (iii) to pay legal fees and certain other out-of-pocket expenses incurred by Borrower in connection with the Advance, including to repay moneys paid by Borrower or on Borrower's behalf to Lender and Lender's counsel on or prior to the Escrow Closing Date, (iv) to pay interest on the Advance, (v) to pay the premiums on the key man insurance referred to in Section 5(b)(viii) and (vi) to pay the fees of any escrow agent to be engaged in connection herewith. No part of the proceeds of the Advance shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System under such circumstances as to involve Borrower in a violation of Regulation U of the Board of Governors of the Federal Reserve System. As used in this Section 6(n), the terms "margin stock" and "purpose of purchasing or carrying" shall have the meanings assigned to them in the aforesaid Regulation U.

(o) Borrower is not in violation of or in default under (nor is there any waiver in effect which, if not in effect, would result in a violation or default under) any provision of Borrower's organizational documents, or under any provision of any agreement, indenture, evidence of Indebtedness, loan or financing agreement, certificate, lease or other instrument to which it is a party, or by which it is bound, or of any law, governmental order, rule or regulation, in any such case under this Section 6(o) so as to affect adversely in any material manner its business, assets or financial condition.

(p) All statements, representations and warranties made by Borrower, any Guarantor, or any other person in this Agreement, any other Loan Document and any other agreement, document, certificate or instrument previously furnished or to be furnished by said person to Agent or Lender under this Agreement or in connection with the Advance: (i) are and shall be true, correct and complete in all material respects at the time they were made and, in the case of those made prior to the Escrow Closing Date, on and as of the Escrow Closing Date, (ii) do not and shall not contain any untrue statement of a material fact at the time made, and (iii) do not and shall not omit to state a material fact at the time made necessary in order to make the information contained herein or therein not misleading or incomplete. Borrower understands that all such statements, representations and warranties shall be deemed to have been relied upon by Agent and Lender as a material inducement to provide the Advance.

(q) No person other than Raj Agarwal is entitled to receive from Borrower any brokerage commission, finder's fee or similar fee or payment in connection with the consummation of the transactions contemplated by this Agreement. Borrower has agreed to pay a finder's fee in the amount of one percent (1%) of the principal amount of the Advance to Raj Agarwal, an individual, in connection with the transactions contemplated hereby.

(r) Borrower's business is conducted only at the location set forth in the caption of this Agreement.

(s) Borrower is known solely as Oak Finance Investments Limited, and has not registered or conducted business under any other names.

(t) Borrower is not a party to any contracts or agreements, whether written or oral, material to the operation of Borrower's business.

(u) Borrower maintains bank accounts and brokerage accounts solely with the institutions, under the account numbers set forth opposite the name of the institution as set forth on Schedule 6(u).

(v) Borrower is not obligated with respect to any Indebtedness to any Person other than to Lender under the Loan Documents.

7. Survival of Representations and Warranties. The foregoing representations and warranties shall survive the execution of this Agreement and shall continue until the Obligations are paid and satisfied in full.

8. Affirmative Covenants. To induce Lender to make the Advance pursuant to this Agreement, Borrower hereby covenants and agrees that so long as the Advance shall remain outstanding hereunder and until the Obligations are paid and satisfied in full, Borrower shall comply with the following covenants:

(a) Borrower shall keep and maintain complete and accurate books, accounts and records.

(b) Borrower shall and shall cause the Guarantors to, deliver to Lender, as soon as available and in no event later than 45 days after the end of each calendar quarter, statement of their respective financial conditions as of the end of such calendar quarter in a format substantially similar to the statement of financial condition of Borrower and the Guarantors delivered in accordance with
Section 5(a)(vii) hereof.

(c) Borrower shall cause TAC to deliver to Lender, promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by TAC or any of its Subsidiaries with the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any and all of the functions of said commission, or with any national securities exchange, as the case may be.

(d) Borrower shall cause TAC to deliver to Agent, within 10 days after the end of each calendar month occurring after the Transaction Closing Date, a certificate of the chief financial officer (or otherwise the seniormost financial officer) of TAC certifying that as of the end of the preceding calendar month, in compliance with Section 10(o) hereof, since the Transaction Closing Date neither TAC nor any of its Subsidiaries has (i) made any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person (in each case, other than to a Subsidiary of TAC), (ii) created, incurred, suffered to exist, assumed, guarantied, endorsed, became a surety, or otherwise became liable for the Indebtedness or other obligations of any other Person whether directly or indirectly, or made or incurred any advance, purchase commitment, other obligation or loan for the direct or indirect purpose of paying or discharging any such obligations, (iii) entered into transactions with Affiliates, or (iv) entered into any merger or consolidation or liquidated or wound-up or dissolved itself (or suffered any liquidation or dissolution) or conveyed, sold, leased, assigned, transferred or otherwise disposed of all or substantially all of its property, business or assets (in each case, other than to TAC or a Subsidiary of TAC), or made any material change in its present method of conducting business or permit any corporate guarantor to do any of the foregoing, in all cases other than (w) acquisitions of non-affiliated businesses by merger, acquisitions of shares or interest or acquisitions of assets that are approved by TAC's board of directors in good faith and, in each case, as to which, after giving effect to the issuance of shares of common stock as consideration, do not dilute the Oak TAC Shares and the Accommodation TAC Shares, in the aggregate, below 51% (or such larger percentage as the Lender, in its sole discretion, shall determine is necessary to control the management of TAC in light of the taking of any action by the board of directors of TAC that would require that the approval of more than 50% of the outstanding voting shares of TAC is necessary for the taking of any action by the shareholders, including, without limitation, the election of directors) of the issued and outstanding shares of common stock of TAC, or do not constitute at least 51% of the outstanding voting securities of TAC, after giving effect to the pledge of additional issued and outstanding shares by Excalibur, Ball or any other holder of TAC shares, (x) loans and dividends among any of TAC and its consolidated Subsidiaries, (y) transactions among any of TAC and its consolidated Subsidiaries (including the incurrence or guaranty of Indebtedness on behalf of TAC and its consolidate subsidiaries) that are entered into in the ordinary course of business, and (z) transactions that have been entered into prior to the date hereof among any of TAC and its consolidated Subsidiaries that are entered into in the ordinary course of business.

(e) Borrower shall comply in all material respects with all applicable federal, state, county and municipal laws, rules, regulations and orders of any Governmental Authority having jurisdiction over Borrower, except to the extent contested in good faith and by proper proceedings or where the failure to so comply would not have a material adverse effect on Borrower, including, without limitation, all Environmental Laws and health and safety laws.

(f) Borrower shall promptly, and in any event within five Business Days, notify Agent and Lender of the occurrence of any Default or Event of Default and of the occurrence of any event or the commencement of any action, suit or proceeding which, if adversely determined, would adversely affect the condition, financial or otherwise, of Borrower or the Guarantors.

(g) Borrower shall, and shall cause each Guarantor to, indemnify, protect, defend and save harmless the Indemnified Parties from and against (i) any and all losses, damages, expenses or liabilities of any kind or nature (collectively, "Losses") and from any suits, claims, or demands by third parties (collectively, "Claims") including reasonable counsel fees incurred in investigating or defending such Claims, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Advance and the transactions contemplated herein, including without limitation any Losses and Claims arising from (w) any actual or proposed use by Borrower of any proceeds of the Advance, (x) any alleged breach of this Agreement or the Loan Documents, (y) the breach of any representation, warranty or covenant contained in this Agreement or any of the other Loan Documents by either the Borrower or the Guarantors and (z) the exercise by Lender of any rights or remedies hereunder or under any of the other Loan Documents; and (ii) any and all Losses sustained by Lender in connection with any environmental sampling or cleanup relating to any properties or assets owned or otherwise used by Borrower in the operation of its business, or mandated by any Environmental Law; provided, however, Borrower shall not be obligated to indemnify, protect, defend or save harmless an Indemnified Party, if the loss, damage, expense or liability was caused by or resulted from the gross negligence or willful misconduct of that Indemnified Party. In case any action shall be brought against an Indemnified Party based upon any of the above and in respect to which indemnity may be sought against Borrower, the Indemnified Party against whom such action was brought, shall promptly notify Borrower in writing, and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and reasonably satisfactory to the Indemnified Party (which counsel may also be counsel to the Guarantors), the payment of all costs and expenses and the right to negotiate and consent to settlement. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the Indemnified Party's cost and expense. Borrower shall not be liable for any settlement of any such action effected without its consent, unless such settlement includes an explicit and unconditional release from the party bringing the action of all Indemnified Parties and does not contain any admission of fault or culpability on behalf of such Indemnified Parties, but if settled with Borrower's consent, or if there be a final judgment for the claimant in any such action, Borrower agrees to indemnify and save harmless said Indemnified Party against whom such action was brought from and against any Loss by reason of such settlement or judgment. The provisions of this Section 8(g) shall survive the termination of this Agreement and the final repayment of the Advance.

(h) Borrower will, and will cause Excalibur, Ball, and any other Person granting collateral to secure the Obligations to, perform any and all steps reasonably requested by Lender to create, perfect and maintain in Agent's favor (for the benefit of Lender) a first priority valid Lien on or security interest in the Collateral or pledges of Collateral, subject only to Permitted Liens (as such term is defined in Section 9(a)), including, without limitation, the execution, delivery, filing and recording of financing statements and continuation statements, supplemental security agreements, notes, filings with federal government offices and any other documents necessary, in the opinion of Lender, to protect its interest in the Collateral which Liens shall be exclusive except for those Liens expressly permitted elsewhere herein. Agent and its designated officer are hereby appointed Borrower's attorney-in-fact and are hereby authorized to do all acts and things which Lender may deem necessary to perfect and continue perfected the security interests and Liens provided for in this Agreement, including, but not limited to, executing financing statements on behalf of Borrower.

(i) If Borrower receives any payments on any Collateral, Borrower agrees to receive any and all payments and remittances on such Collateral, including cash, checks, drafts, notes, acceptances or other forms of payment in trust for Agent, for the benefit of Lender, to the extent of any amounts due hereunder and, to the extent that any payment of any Obligation hereunder is then due but unpaid, to deliver such payments in the identical form in which they were received, properly endorsed (if endorsement is permitted), together with collection reports in form satisfactory to Lender. If endorsement is not permitted with respect to any such payment, then such payment shall be deposited and paid over to Agent, for the benefit of Lender, forthwith.

(j) All Proceeds of any Collateral which are delivered to or otherwise received by Lender for application to the Advance shall be deemed received as of the date of actual receipt by Lender, and shall be applied by Lender on account of the obligations upon Lender's receipt of same; provided, however, that no checks, drafts, or other instruments received by Lender shall constitute payment to Lender unless and until such item of payment has actually been collected by Lender. For the sole purpose of calculation of interest due to Lender from Borrower, all such Proceeds and other payments on account of the Advance, irrespective of the type or form of payment thereof, shall not be considered applied on account of the obligations until actual clearance of such funds.

(k) Borrower shall furnish Agent with at least ten (10) days' prior written notice of any change in location of or addition to its chief executive office, the office where it keeps its records concerning the Collateral and other business locations.

(l) Borrower shall pay and discharge, and require its Subsidiaries to pay and discharge, when due, all taxes, assessments or other governmental charges imposed on them or any of their respective properties, unless the same are currently being contested in good faith by appropriate proceedings and adequate reserves are maintained therefor.

(m) Borrower shall operate its properties, and cause those of its Subsidiaries to be operated, in material compliance with all applicable orders, rules and regulations promulgated by the jurisdictions and agencies thereof where such properties are located and duly file or cause to be filed such reports and information returns as may be required or appropriate under applicable orders, regulations or law.

(n) Borrower shall, and from and after the Transaction Closing Date shall cause TAC to, permit Lender's representatives and/or agents full and complete access to any or all of Borrower's and TAC's properties and financial records, including the Collateral, to make extracts from and audit such records and to examine and discuss their respective properties, business, finances and affairs with their respective officers and outside accountants, provided, that Borrower shall use its best efforts to cause TAC to advise Lender and its representatives and/or agents if any of the information (and the nature of such information) any of them shall request from TAC constitutes material non-public information..

(o) During the term of the Facility and until payment in full of the Obligations, the Sigma Trust shall remain the sole shareholder of Borrower.

(p) Borrower shall maintain in effect with insurance companies, or both, reasonably satisfactory to Lender, insurance in such amounts and covering such risks as are customarily carried by prudent companies engaged in the same or similar business as Borrower and which are reasonably satisfactory to Lender, including without limitation general liability insurance and business asset insurance. All such insurance shall name Agent as loss payee pursuant to appropriate endorsements in form and substance satisfactory to Lender.

(q) From and after the Transaction Closing Date, Borrower shall cause TAC to file with the United States Securities and Exchange Commission, and take all commercially reasonable efforts to cause to become effective, a registration statement with respect to all shares of common stock or equity securities of TAC
(i) as to which any Person has granted to Agent, for the benefit of Lender, a security interest under the provisions of any of the Pledge Agreement or otherwise, (ii) which are subject to issuance upon the exercise of the Warrants, in accordance with the terms of the Share Exchange Agreement and the Stock Purchase Agreement regarding such registration. Such registration statement may also register for sale any other shares owned by Borrower, Ball, Excalibur or any other shareholders of TAC that desire to register shares for sale or resale.

9. Negative Covenants of Borrower. To induce Lender to make the Advance pursuant to this Agreement, Borrower hereby covenants and agrees that so long as the Advance shall remain outstanding and until the Obligations are paid and satisfied in full, Borrower and each of its Subsidiaries shall not:

(a) Except for (x) the Liens granted to Agent, for the benefit of Lender, hereunder and in the other Loan Documents, and (y) the rights of TAC and any escrow agent for the Transaction Escrow Shares with respect to the Transaction Escrow Shares arising under the Share Exchange Agreement (the "Permitted Liens"), at any time: (i) create, incur, assume or suffer to exist any Liens upon or with respect to its assets and properties or any Collateral, (ii) sign or file under the Uniform Commercial Code of any jurisdiction a financing statement which names it as a debtor or (iii) sign any security agreement authorizing any secured party thereunder to file such financing statement. Borrower further covenants and agrees that neither Borrower nor any of its Subsidiaries shall grant any similar negative pledge to any other lender other than the negative pledge granted to Lender hereunder.

(b) Permit any part of the Collateral to be levied upon under any legal process, or permit anything to be done that is reasonably likely to materially impair the value of any of the Collateral or the security intended to be afforded by this Agreement and the other Loan Documents.

(c) Except as to the sale or disposition of assets which are obsolete or worn out and are no longer used or useful in the conduct of its business, convey, sell, lease, assign, transfer, hypothecate or otherwise dispose of any of its now or hereafter acquired property, business or assets.

(d) Create, incur, suffer to exist, assume, guaranty, endorse, become a surety, or otherwise become liable for the Indebtedness or other obligations of any other Person whether directly or indirectly, or make or incur any advance, purchase commitment, other obligation or loan for the direct or indirect purpose of paying or discharging any such obligations.

(e) Without the prior written consent of Lender, (i) make any payments in respect of any Indebtedness or (ii) make any distributions of cash or property to any of its shareholders.

(f) Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person.

(g) Enter into any merger or consolidation or liquidate or wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets or make any material change in its present method of conducting business or permit any corporate guarantor to do any of the foregoing.

(h) Materially change, amend, alter or modify the certificate of formation or its other governing documents.

(i) Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any officer, manager, member, director, shareholder or partner of Borrower or any Guarantor or Affiliate of any of the foregoing, without prior written notice to Lender.

(j) Create, incur, or suffer to exist any Indebtedness.

(k) Allow its company or corporate existence to be other than in good standing and will not, without the prior written consent of Lender, dissolve or liquidate, or merge or consolidate with or acquire or affiliate with any other business entity or form any Subsidiary.

(l) Change its name without furnishing to Lender at least ten (10) days' prior written notice thereof.

(m) Utilize any trade name, and will not in the future utilize any trade name without furnishing to Lender at least ten (10) days prior written notice thereof.

(n) Change the nature of its business.

(o) Allow addition of any shareholders to Borrower or any Subsidiary without Lender's prior written consent.

10. Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

(a) failure of Borrower to make any payment of any installment of principal when due under the Note, including any required prepayment of principal (including, but not limited to, any prepayment required under any of clauses (i) through
(iii) of Section 2(g) hereof); or failure of Borrower to make any payment of interest when due under the Note and continuation of such failure for three (3) days thereafter; or

(b) failure of Borrower to pay any other sum when due hereunder or under the Note or any other Loan Document and continuation of such failure or breach for ten (10) days thereafter or if there shall occur a breach of any other covenant in this Agreement or any other Loan Document and continuation of such failure or breach for thirty (30) days after Borrower's receipt from Lender of written notice of such failure or breach; or

(c) any representation or warranty of Borrower or the Guarantors made herein or in any other Loan Document or in any other writing given to Lender in connection with the Advance shall have been incorrect in any material respect as of the time when the same shall have been made or at any time prior to the repayment of the Advance in full; or

(d) the occurrence of an event of default under any of the Guaranties, any of the Pledge Agreements, or any other Loan Documents after giving effect to any required notice or rights of cure set forth therein; or

(e) the sale, conveyance, assignment, transfer or other disposition or divestiture of Borrower's title to any of the Collateral, or the mortgage or other conveyance of a security interest in, or other Lien on any of the Collateral or any interest therein, whether voluntary or involuntary, except as provided herein (other than the right of Borrower to acquire an additional 625,000 shares of TAC pursuant to Section 2.5 of the TAC Stock Purchase Agreement); or

(f) any merger, consolidation, liquidation or dissolution, or the sale or transfer of all or substantially all of the assets, of Borrower; or

(g) the use of proceeds of the Advance for any purpose other than the purpose described in Section 6(n); or

(h) any Loan Documents for any reason shall cease to be in full force and effect, the Liens on the Collateral purported to be created thereby shall cease to be or are not valid and perfected Liens having priority over all other Liens except any Liens specifically permitted under the Loan Documents, or any Guarantor shall assert that it has no liability under the Guaranty to which it is a party; or

(i) one or more judgments or decrees shall be entered against Borrower or any Guarantor (not paid or fully covered by insurance), and payment (including interest and penalties) of the entire amount of all such judgments or decrees shall not have been paid within sixty (60) days from the entry thereof, or Borrower or any Guarantor, as the case may be, shall fail to diligently prosecute for the judgment or decree to be vacated or discharged, stayed or bonded; or

(j) if Borrower or any Guarantor becomes insolvent; or

(k) if Borrower or any Guarantor generally does not pay their respective debts as they become due; or

(l) if Borrower or any Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of Borrower or such Guarantor, as the case may be, or of all or a substantial part of the assets of Borrower or such Guarantor, (ii) make a general assignment for the benefit of the Borrower's or such Guarantor's creditors, as the case may be, (iii) commence a voluntary case under the U.S. federal bankruptcy code or any other applicable law (domestic or foreign) relating to bankruptcy, insolvency, reorganization, moratorium, reorganization, creditor or debtor rights, winding-up, or composition or readjustment of debts,
(iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, moratorium, reorganization, creditor or debtor rights, winding-up, or composition or readjustment of debts, or (v) take any action for the purpose of effecting any of the foregoing; or

(m) if a proceeding or case shall be commenced against Borrower or any Guarantor, without the application or consent of Borrower or such Guarantor, as the case may be, in any court of competent jurisdiction, seeking (i) the reorganization, winding-up or the composition or readjustment of the debts of Borrower or such Guarantor, as the case may be, including the filing of an involuntary petition under the U.S. federal bankruptcy code, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or such Guarantor, as the case may be, or of all or any substantial part of the assets of Borrower or such Guarantor, as the case may be, or (iii) similar relief in respect of Borrower or such Guarantor, as the case may be, under any law relating to bankruptcy, insolvency, reorganization, creditor or debtor rights, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and shall not be vacated or dismissed within 90 days; or an order for relief against Borrower or such Guarantor, as the case may be, shall be entered in an involuntary case under any applicable bankruptcy code; or

(n) Borrower shall fail to pay when due any principal of or interest on or any other amount in connection with any Indebtedness of Borrower (other than under this Agreement and the other Loan Documents), or Borrower shall fail to perform any term, covenant or condition in any agreement or instrument relating to any of such other Indebtedness, if the effect of such failure is to cause, or to permit the holder of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity;

(o) at any time after the Transaction Closing Date, TAC or any of TAC's Subsidiaries shall (i) make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, (ii) create, incur, suffer to exist, assume, guaranty, endorse, become a surety, or otherwise become liable for the Indebtedness or other obligations of any other Person whether directly or indirectly, or make or incur any advance, purchase commitment, other obligation or loan for the direct or indirect purpose of paying or discharging any such obligations, (iii) enter into transactions with Affiliates, or (iv) enter into any merger or consolidation or liquidate or wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, assign, transfer or otherwise dispose of all or any material amount of its property, business or assets, or make any material change in its present method of conducting business or permit any corporate guarantor to do any of the foregoing, in all cases other than (x) acquisitions of non-affiliated businesses by merger, acquisitions of shares or interest or acquisitions of assets that are approved by TAC's board of directors in good faith and, in each case, as to which, after giving effect to the issuance of shares of common stock as consideration, do not dilute the Oak TAC Shares and the Accommodation TAC Shares, in the aggregate, below 51% (or such larger percentage as the Lender, in its sole discretion, shall determine is necessary to control the management of TAC in light of the taking of any action by the board of directors of TAC that would require that the approval of more than 50% of the outstanding voting shares of TAC is necessary for the taking of any action by the shareholders, including, without limitation, the election of directors) of the issued and outstanding shares of common stock of TAC, or do not constitute at least 51% of the outstanding voting securities of TAC, after giving effect to the pledge of additional issued and outstanding shares by Excalibur, Ball or any other holder of TAC shares, (x) loans and dividends among any of TAC and its consolidated Subsidiaries, (y) transactions among any of TAC and its consolidated Subsidiaries (including the incurrence or guaranty of Indebtedness on behalf of TAC and its consolidate subsidiaries) that are entered into in the ordinary course of business, and (z) transactions that have been entered into prior to the date hereof among any of TAC and its consolidated Subsidiaries that are entered into in the ordinary course of business; or

(p) at any time the Oak TAC Shares and the Accommodation TAC Shares, in the aggregate, do not equal at least 51% (or such larger percentage as the Lender, in its sole discretion, shall determine is necessary to control the management of TAC in light of the taking of any action by the board of directors of TAC that would require that the approval of more than 50% of the outstanding voting shares of TAC is necessary for the taking of any action by the shareholders, including, without limitation, the election of directors) of the issued and outstanding shares of common stock of TAC, or do not constitute at least 51% of the outstanding voting securities of TAC.

11. Remedies.

(a) Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, in addition to any remedies available to Agent and Lender under applicable law, Agent, subject to the provisions of
Section 11(c) below, and Section 4 of each of the Pledge Agreements, may take one or more of the following remedial steps in any order of priority:

      (i) Terminate the Facility, declare immediately due and payable the outstanding principal balance of the Note, together with all accrued and unpaid interest, fees and other sums or expenses payable hereunder or pursuant to any of the other Loan Documents and accordingly accelerate payment thereof without presentment, demand, notice of intention to accelerate, notice of acceleration or notice of any other kind, all of which are expressly waived; provided, however, that in the case of the occurrence of an Event of Default referred to in Sections 10(j), (k), (l) or (m), the Facility shall be automatically terminated and the then outstanding principal balance of the Note, together with all accrued and unpaid interest, fees and other sums or expenses payable hereunder or pursuant to any of the other Loan Documents, shall be automatically due and payable, without presentment, demand, notice of intention to accelerate, notice of acceleration or notice of any other kind, all of which are expressly waived.

      (ii) Take any action at law or in equity against Borrower or the Guarantors (A) to collect the payments then due and thereafter to become due under the Loan Documents, or (B) to enforce performance and observance of any Obligation, agreement or covenant of Borrower or such other parties under the Loan Documents;

      (iii) Exercise any and all rights and remedies provided for in the other Loan Documents as they relate to Borrower or any Guarantor; and

      (iv) Immediately, and without notice or other action, set-off against any obligations of any obligor under the Loan Documents to Lender any sum owed by Lender in any capacity to any obligor whether due or not, and Agent shall be deemed to have exercised such right of set-off and to have made a charge against any such sum immediately upon the occurrence of an Event of Default, even though the actual book entries may be made at some time subsequent thereto.

No remedy conferred in this Agreement or the other Loan Documents is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or equity or by statute or otherwise.

(b) Notwithstanding that Agent or Lender may obtain a judgment against Borrower, unless and until the Indebtedness owed by Borrower to Lender is satisfied in full, the Indebtedness shall continue to bear interest at the rate set forth herein and any advances that Lender makes to rehabilitate or protect any Collateral shall be added to the Indebtedness owed by Borrower to Lender.

(c) Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorney employed by Lender to collect such deficiency.

(d) Borrower further agrees that, if any payment made by Borrower or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by Lender to such Person, its estate, trustee, receiver or any other party, including Borrower, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of Borrower in respect of the amount of such payment.

12. Payment of Expenses.

(a) Borrower agrees that it shall pay all out-of-pocket expenses incurred by Agent and Lender in connection with this Agreement, including without limitation any out-of-pocket expenses incurred by Agent and Lender in connection with evaluating whether to extend the Advance, any Closings and enforcement of the Advance. Such out-of-pocket expenses include without limitation fees and expenses for any title searches required hereunder, recording and filing fees, and reasonable attorneys' fees incurred by Agent and Lender in connection with the Advance (including any amendments and waivers) after giving effect to the $100,000 prepaid by Borrower prior to the date hereof, the preparation of the Loan Documents, the administration of the Facility, and the enforcement of Agent's and Lender's rights and remedies under the Loan Documents regardless of whether formal proceedings are instituted.

(b) If Borrower should fail to perform or observe, or to cause to be performed or observed, any covenant or obligation under this Agreement or any of the other Loan Documents, then Lender may (but shall be under no obligation to) take such steps as are necessary to remedy any such nonperformance or nonobservance and provide for payment thereof, if any (which shall include, without limitation, steps necessary to cure any defaults of Borrower under any lease).

(c) All amounts expended or advanced by Agent and Lender pursuant to this
Section 12 shall become part of the outstanding principal balance of the Advance and the Note, shall be secured by the Guaranties, the Pledge Agreements, and the other Collateral, shall become due and payable by Borrower within two (2) days following written demand by Agent or Lender, as the case may be, and shall bear interest at the Default Rate (such interest to be calculated from the date of such advance by Lender to the date of repayment thereof by Borrower).

13. Lender's Right to Assign. Lender shall have the right to sell, assign, transfer or dispose of, or sell one or more participation interests in, all or any part of its interest in the Advance without the consent or approval of Borrower or the Guarantors, but notwithstanding such assignment or participation, Agent shall continue to administer the Advance and Agent, as collateral agent for the benefit of the Lender, shall remain identified as the secured party on any financing statements, continuation statements or amendments of any the foregoing that may be filed publicly.

14. Default Interest Rate. All sums advanced and all expenses incurred by Lender pursuant to any provision of this Agreement or of the other Loan Documents which are not paid when due shall bear interest at the Default Rate set forth in the Note from the date such sum was due until such sum is paid in full and shall be guaranteed by the Guaranties and secured by the Pledge Agreements and the other Collateral.

15. Usury Savings. Notwithstanding anything to the contrary contained herein, under no circumstances shall the aggregate amount paid or agreed to be paid hereunder or under the Note exceed the highest lawful rate permitted under applicable usury law (the "Maximum Rate"), and the payment obligations of Borrower under this Agreement and the Note are hereby limited accordingly. If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid hereunder or under the Note shall include amounts which by law are deemed interest and which would exceed the Maximum Rate, Borrower stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Borrower and Lender or the holder of the Note, and the party receiving such excess payments shall promptly credit such excess (only to the extent such payments are in excess of the Maximum Rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to Borrower.

16. Notices. Any notices or other communications to be delivered to either party shall be delivered by (a) personal delivery, (b) certified mail, return receipt requested, postage prepaid, (c) nationally recognized overnight courier against receipt therefor or (d) fax, with a copy simultaneously delivered to the attorney for such party, addressed to the parties at their address first set forth above and to their attorneys as follows:

            Borrower's Fax No.:

            Agent's Fax No.:

            Borrower's Attorney:

            McGuireWoods LLP
            1345 Avenue of the Americas
            7th Floor
            New York, New York 10105-0106
            Attn:  William A. Newman
            Telephone: (212) 548-2160
            Facsimile: (212) 548-2170

            Agent's and Lender's Attorney:

            Salans
            620 Fifth Avenue
            New York, New York 10020
            Attn: Laurence S. Markowitz, Esq.
            Fax No.: (212) 632-5555

Any party may change its address for notices by delivering notice thereof to the other party hereunder. Notices shall be deemed delivered (a) on the day delivered in person, (b) three (3) days after mailing as aforesaid, (c) on the date of delivery or refusal shown on the courier's receipt or (d) on the date when faxed as shown on the log of the transmitting machines.

17. Waiver; Amendments. (a) No course of dealing between Borrower and either Agent or Lender or any failure or delay on the part of Agent or Lender in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Agent and Lender and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder. In the event any agreement contained in this Agreement or the other Loan Documents should be breached and thereafter waived by Lender, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder or thereunder.

(b) Neither this Agreement nor any other Loan Document may be waived, amended or modified except pursuant to an agreement in writing entered into, in the case of this Agreement, by Borrower and Agent, or in the case of any other Loan
Document, by Agent and such other Persons (including, as the case may be, Borrower or any Guarantor) party thereto; provided, that no such agreement shall, without the written consent of Lender, (i) reduce the principal amount of the Advance or reduce the rate of interest thereon or reduce any fees payable hereunder, (ii) postpone the scheduled date of payment of the principal amount of the Advance, or any interest thereon, or any fees payable hereunder, (iii) release any Guarantor from its Guaranty, or limit its liability in respect of such Guaranty, or (iv) release any of the Collateral, other than shares of common stock of TAC underlying the Warrants, from the Liens of the Loan Documents.

18. Failure to Exercise Rights. Nothing herein contained shall impose upon Agent or Lender any obligation to enforce any terms, covenants or conditions contained in this Agreement and the other Loan Documents. Failure of Agent or Lender, in any one or more instances, to insist upon strict performance of any terms, covenants or conditions of this Agreement and the other Loan Documents, shall not be considered or taken as a waiver or relinquishment by Agent or Lender of their respective rights to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, strict compliance with all the terms, covenants and conditions of this Agreement and the other Loan Documents. The consent of Lender to any act or omission by Borrower shall not be construed to be a consent to any other or subsequent act or omission or a waiver of the requirement for Lender's consent to be obtained in any future or other instance.

19. Prohibition Against Exercise of Rights Applicable Only to Individual Lenders. Borrower is hereby prohibited from exercising against Lender any right or remedy which it might otherwise be entitled to exercise against any one or more (but less than all) of the individual parties constituting Lender, including, without limitation, any right of set-off or any defense.

20. Miscellaneous.

(a) Choice of Law. This Agreement and the Note and the other Loan Documents shall, except as otherwise stated therein, be governed by and construed in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law), and the respective rights and obligations of Borrower and Lender shall be governed by such laws, without regard to principles of conflicts of laws.

(b) Jurisdiction. AT LENDER'S ELECTION, TO BE ENTERED IN ITS SOLE DISCRETION, ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER, AGENT OR LENDER ARISING OUT OF OR RELATING TO THIS NOTE OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (x) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (y) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (c) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

(c) No modification or waiver of any provision of the Note or of this Agreement and no consent by Lender to any departure therefrom by Borrower shall be effective unless such modification or waiver shall be in writing and signed by a duly authorized officer of Lender, and the same shall then be effective only for the period and on the conditions provided therein.

(d) Borrower shall, and shall cause each Guarantor to, as the case may be, execute and deliver, or cause to be executed and delivered to Lender, all other instruments, certificates and agreements as Lender or Lender's counsel may reasonably require, including, but not limited to, estoppel certificates stating, to the extent accurate, that this Agreement is in full force and effect and that there are no defenses or offsets thereto, or if such statement is inaccurate, then stating, to the extent inaccurate, the reasons therefor, all of the foregoing so as to effect, confirm or assure the rights, remedies and Liens intended to be granted or conveyed to Lender under this Agreement or any other Loan Document.

(e) A determination that any portion of this Agreement or any of the Loan Documents is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provisions of this Agreement or any Loan Document to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provisions that may apply to other persons or circumstances.

21. Successors and Assigns.

(a) Borrower may not assign its rights under this Agreement without the prior written consent of Lender. Any such attempted assignment in violation of this Agreement shall be void and of no effect.

(b) All covenants and agreements in this Agreement shall bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto and any holder or holders of the Note or any portion thereof.

22. Waiver of Jury Trial. BORROWER, AGENT AND LENDER AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY BORROWER OR LENDER ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. BORROWER, AGENT AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, BORROWER WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT LENDER WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

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

23. WAIVER OF AUTOMATIC STAY. BORROWER HEREBY WAIVES ANY PROVISIONS APPLICABLE IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY INSOLVENCY, BANKRUPTCY, REORGANIZATION, FRAUDULENT CONVEYANCE, FRAUDULENT TRANSFER, OR SIMILAR PROCEEDINGS INVOLVING BORROWER UNDER ANY STATE OR FEDERAL LAW REGARDING CREDITORS' RIGHTS OR DEBTORS' OBLIGATIONS IMPOSING AGAINST AGENT OR LENDER, OR OTHERWISE PROVIDING FOR, AN AUTOMATIC STAY UNDER U.S.C. SECTION 362 OR ANY OTHER PROHIBITION AGAINST AGENT'S OR LENDER'S COMMENCING, MAINTAINING, OR COMPLETING ANY PROCEEDING IN CONNECTION WITH OR THE EXERCISE OR ENFORCEMENT OF ANY OF AGENT'S OR LENDER'S RIGHTS HEREUNDER, ANY OF THE LOAN DOCUMENTS OR ANY APPLICABLE LAW. BORROWER HEREBY ACKNOWLEDGES AND CONFIRMS THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND LENDER WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVER SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT. IN FURTHERANCE THEREOF, BORROWER AND LENDER AGREE AS FOLLOWS:

(a) THAT IN THE EVENT OF IMPOSITION OF ANY SUCH STAY OR OTHER PROHIBITION, AGENT OR LENDER MAY SEEK TO LIFT ANY SUCH STAY OR OTHER PROHIBITION OR SEEK EXEMPTION THEREFROM;

(b) THAT BORROWER WILL NOT CONTEST ANY SUCH MOTION MADE BY AGENT OR LENDER FOR LIFTING THEREOF OR FOR EXEMPTION THEREFROM; OR

(c) THAT BORROWER WILL COOPERATE WITH AGENT AND LENDER, IN ANY MANNER REQUESTED BY AGENT OR LENDER, IN ITS EFFORTS TO OBTAIN RELIEF FROM ANY SUCH
STAY OR OTHER PROHIBITION

24. Releases of Collateral. Agent may release, regardless of consideration, the obligation of any Person or Persons liable for payment of any of the Obligations secured hereby, or may release any part of the Collateral or any other collateral now or hereafter given to secure the payment of the Obligations or any part thereof, without impairing, reducing or affecting the Obligations of Borrower under the Loan Documents, the remainder of the security of the Collateral, or the priority of the rights created by this Agreement.

25. Public Announcements. No oral or written public announcement or disclosure with respect to the Loan Documents and the transactions contemplated herein and therein shall be made by or on behalf of any party without the prior written approval of the other parties, except to the extent required by applicable law or as may be necessary or advisable in the opinion of counsel to bring effective the registration statement referred to in Section 2(f).

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

26. Confidentiality. In addition to any duty of confidentiality imposed on Lender by applicable law, Lender hereby agrees that it will keep all written information to be furnished to it by Borrower and the Guarantors pursuant to the Loan Documents confidential in accordance with reasonable, customary, safe and sound banking practices, and will not knowingly make any disclosure to any other Person of such information until the same should have become public through no fault of Lender, except (a) in connection with (i) disputes arising out of the Loan Documents (including, without limitation, litigation involving Borrower, the Guarantors and Lender) and (ii) the obligations of Lender under applicable law or regulation, (b) pursuant to subpoenas or similar process, (c) to governmental authorities or examiners, (d) to independent auditors or counsel,
(e) to any Affiliate of Lender, or (f) to any participant or proposed participant or assignee or proposed assignee hereunder so long as such participant or proposed participant or assignee or proposed assignee agrees in writing to accept such information subject to the restrictions provided in this
Section 26. Lender shall not be liable or responsible for the breach or violation of this Section which breach or violation is caused by any other Person.

27. Counterparts. This Agreement and each other Loan Document may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile signature.

           [Remainder of page intentionally left blank. Signature page follows.]


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

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first set forth above.

                                         BORROWER:

                                         OAK FINANCE INVESTMENTS LIMITED


                                         By: /s/ Saurabh Patel
                                             Name:Saurabh Patel
                                             Title:Authorized Person

                                         AGENT:

                                         STONEGATE BANK


                                         By: /s/ David Seleski
                                             Name:David Seleski
                                             Title:President

                                         LENDERS:

                                         STONEGATE BANK


                                         By: /s/ David Seleski
                                             Name:David Seleski
                                             Title:President

                                         CORDELL CONSULTANTS, INC. MONEY
                                         PURCHASE PLAN


                                         By:/s/ Robin Rodriguez
                                             Name:Robin Rodriguez
                                             Title:Administrator

               Schedule A - Principal Line of Credit Documents

1.    Promissory Note;

2. Pledge and Security Agreement by Oak Finance Investments Limited for Interests in T A Team Consulting, Inc.;

3. Pledge and Security Agreement by Excalibur Investment Group Limited for Interests in The A Team Consulting, Inc.

4. Pledge and Security Agreement by Andrew Henry Ball for Interests in The A Team Consulting, Inc.

5.    Guaranty of Excalibur Investment Group Limited

6.    Guaranty of Andrew Henry Ball

7.    Guaranty of Kishor Jhunjhunwala

8.    Guaranty of Saurabh Patel

9.    Warrants issued by Excalibur Trust to Lender

10.   Warrants issued by Andrew Henry Ball to Lender

11.   Escrow Closing Agreement

12.   Opinion of Counsel for BVI Counsel for Borrower

13.   Opinion of Counsel for New York Counsel for Borrower

14.   Opinion of Counsel for Excalibur Investment Group Limited


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